                                                                    EXHIBIT 99.1

APPROVED BY:
Sid Landman
Chief Financial Officer
(925) 969-7000

Contacts:
Investors                                    Media
EVC Group                                    EVC Group
Douglas Sherk, 415-659-2285                  Sheryl Seapy
Jennifer Cohn, 415-659-2289                  (415) 272-3323


FOR IMMEDIATE RELEASE

                  OCULAR SCIENCES REPORTS FIRST QUARTER RESULTS
    - REVENUE UP 16%; INTERNATIONAL REVENUE GREW 40%; ORGANIC GROWTH OF 10%
     - E.P.S. OF $0.25; $0.29 PRIOR TO MANUFACTURING CONSOLIDATION EXPENSES
                       - COMPANY REAFFIRMS 2003 GUIDANCE

CONCORD, CA, May 8, 2003---Ocular Sciences, Inc. (NASDAQ: OCLR) today announced first quarter net revenue of $70.7 million, up 16% (9% at constant currencies) over the same period one year ago. Net income for the quarter was $5.9 million, or $0.25 per share, and included manufacturing consolidation expenses announced in the fourth quarter of 2002 of $955,000, after tax, or $0.04 per share. The first quarter performance compares with net revenue of $60.8 million and net income of $10.1 million, or $0.41 per share for the first quarter of 2002.

         "Our first quarter sales were driven by continued growth in international markets," said Stephen J. Fanning, president and CEO of Ocular Sciences. "In Europe, we generated growth of 36%, while in the Asia/Pacific markets we grew 51% after including the impact of our SEIKO Contact Lens acquisition in April, 2002. Total U.S. sales were down three percent from the first quarter of 2002. U.S. sales continued to be



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impacted by weak same-store sales at many of our largest customers and a weak disposable spherical lens market."

         Total disposable Toric sales for Ocular Sciences in the first quarter continue to grow and were approximately $5 million, which was above our plan. According to the most recent independent market research, Ocular's disposable Torics captured more than 12% of the total U.S. disposable Toric market, which grew more than 42% during the first quarter of 2003.

         Gross margin of 53% was equal to the fourth quarter of 2002 and compares to 55% in the first quarter of 2002. "Our first quarter gross margin was in line with our expectations as we made some progress with our overall product sales mix compared to the fourth quarter," said Mr. Fanning. "In addition, we generated almost $6 million in cash flow after capital expenditures and repaid approximately $4 million in debt."

         As a part of the plan to accelerate implementation of its manufacturing consolidation and Gen II manufacturing technology, Ocular recorded expenses of $1.2 million pre-tax in the first quarter. The total cost continues to be estimated at $50 million pre-tax by the time the program is fully implemented in 2004. To date, the Company has recorded restructuring and related charges associated with the program of $35.7 million pre-tax. The Company continues to expect $40 million in cost savings in 2005 as a result of this restructuring.

         "As planned, inventories for the first quarter increased by approximately $4 million to $78.4 million and we continue to forecast inventory of approximately $85 million by mid-year and then begin to decline. As we continue the manufacturing consolidation program, we are shutting down manufacturing plants in Europe and moving
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them to Puerto Rico and Albuquerque. In order to meet industry service level requirements during this period, we're building some buffer inventory. As we approach year-end, we believe that our inventory turns will begin to accelerate. This is a major project for us and it is meeting milestones," said Sid Landman, Chief Financial Officer.

         "We expect to benefit from the growth in patient traffic that our customers are anticipating for the second half of the year. We also expect to see our competitive positioning strengthened as we introduce enhanced spherical weekly disposable products during the later part of the year," said Mr. Fanning.

         John Fruth, chairman of the board, commented, "We are making progress on many fronts. Our European operations are moving towards the desired sales mix between dailies and weeklies; our Japanese operations are making gains and our disposable Torics continue to grow in all markets where they've been introduced. In the U.S., we are holding our own considering the economic circumstances our customers are facing. Our March survey of 103 customers showed weaker results than our December survey with 75% having down or flat revenue as compared to 70% in the December survey. We are responding with some new sales and marketing initiatives. In addition, we are expanding distribution of our disposable Toric. It is the best product in that category with excellent growth, a high priced product with excellent margins and the category is growing at more than 40% CAGR over the past year. We also are focusing on how well we execute. Some progress was made in this area in the first quarter, but we have ample room for improvement as the year progresses."
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GUIDANCE

         The Company is maintaining previously provided forecasts for the full year 2003. Total net sales for the year are expected to grow three to seven percent over the $267 million level recorded for 2002. Gross margins are expected to average between 53% and 55% for the full year. Operating expenses are expected to be between 37% and 39% of revenue. The Company continues to expect to record $10 to $11 million pre-tax charges in 2003 on costs related to the manufacturing consolidation program. Prior to the above restructuring and related charges, the Company continues to expect to generate earnings per share of $1.40 to $1.50 per share. Restructuring and related charges are expected to be approximately $0.36 per share during 2003 and thus the Company expects earnings per share for 2003, after restructuring and other charges, to be approximately $1.04 to $1.14 per share. In addition, including restructuring and related costs the Company continues to expect to generate modest positive cash flow for the full year.

USE OF NON-GAAP MEASURES IN GUIDANCE

         The Company believes that non-GAAP measures of earnings per share before restructuring charges and other charges is an appropriate measure for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to the restructuring costs associated with the manufacturing consolidation program announced in December 2002, and, in turn, allows them to compare the Company's results of operations with those of other companies on a more comparable basis.
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Ocular will host a conference call and webcast today, THURSDAY, MAY 8, 2003 AT
4:30 P.M. EST to discuss the Company's first quarter results, outlook for the remainder of the year and current corporate developments. The dial in number for the conference call is 800-540-0559 for domestic participants and 785-832-0201 for international participants.

         A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9:00 p.m. EST on Friday, May 9, 2003 and can be accessed by dialing 800-934-7776 for domestic callers and 402-220-6983 for international callers. To access the live webcast of the call, go to Ocular's website at www.ocularsciences.com and click on the Investors icon. An archived webcast will also be available at www.ocularsciences.com

         This release contains forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the impact of competitive products and pricing, product demand both domestically and overseas, market receptiveness to new product launches, extended manufacturing difficulties, customer bad debts, currency fluctuations, changes in the anticipated earnings of the Company and other factors detailed in the Company's filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them, however, it may
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choose from time to time to update them, and if it should do so, it will disseminate the update to the investing public.

         Ocular Sciences, Inc. manufactures a broad line of high quality, competitively priced soft contact lenses marketed directly to eye-care practitioners. The Company's lenses are brand and product differentiated by distribution channel, and Ocular's unique lens technology makes thinner lenses that are easier to handle and more comfortable to wear than those of leading competitors.

                               (tables to follow)
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OCULAR SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

                                                        Three Months Ended
                                                              March 31,
                                                      -----------------------
                                                        2003           2002
                                                      --------       --------
                                                            (unaudited)

  Net sales                                           $ 70,691       $ 60,811
  Cost of sales                                         33,214         27,330
                                                      --------       --------
    Gross profit                                        37,477         33,481

  Selling and marketing expenses                        15,326         10,137
  General and administrative expenses                   11,923         10,032
  Research and development expenses                      1,716          1,018
  Restructuring and related expenses                     1,186           --
                                                      --------       --------
    Income from operations                               7,326         12,294

  Interest expense                                        (192)          (341)
  Interest income                                           71             26
  Other income, net                                        146            330
                                                      --------       --------
    Income before taxes                                  7,351         12,309

Provision for income taxes                              (1,433)        (2,216)
                                                      --------       --------
  Net income                                          $  5,918       $ 10,093
                                                      ========       ========

Net income per share data:

  Diluted net income per share                        $   0.25       $   0.41
                                                      ========       ========

  Weighted average common and dilutive potential
    common shares outstanding                           23,913         24,449
                                                      ========       ========



OCULAR SCIENCES, INC.
(IN THOUSANDS)

                                                                                           As of
                                                                                   ----------------------
                                                                                   March 31,    December 31,
                                                                                     2003          2002
                                                                                   --------      --------
                                                                                  (unaudited)

CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents, restricted cash, short-term and long-term investments    $ 13,408      $ 11,667
  Working capital                                                                   106,881       104,650
  Total assets                                                                      355,595       352,089
  Total debt                                                                         27,052        31,150
  Total stockholders' equity                                                        255,494       249,950